NEWS RELEASE
FOR IMMEDIATE RELEASE

CASCADE BANCORP REPORTS FOURTH QUARTER 2016 EARNINGS PER SHARE OF $0.08 DRIVEN BY ROBUST REVENUE AND LOAN GROWTH

Bend, Ore. - January 25, 2017 - Cascade Bancorp (NASDAQ: CACB) (“Company” or “Cascade”), the holding company for Bank of the Cascades (“Bank”), today announced its financial results for the three months and year ended December 31, 2016.

Update on Pending Merger with First Interstate:
On November 17, 2016, Cascade announced its entry into a definitive agreement to merge with and into First Interstate BancSystem, Inc. (“First Interstate”) for approximately $589 million in cash and stock based on the closing price of $38.30 for First Interstate’s Class A common stock on November 16, 2016 (the “First Interstate merger”). Upon completion of the First Interstate merger, which is expected to occur in mid-2017, First Interstate will become a $12 billion (asset) regional community bank with a leading deposit market share in its unique geographic footprint spanning Montana, Wyoming, South Dakota, Idaho, Oregon, and Washington. The First Interstate merger is subject to customary regulatory and shareholder approvals.

Fourth Quarter Financial Highlights

•
Cascade’s net income for the fourth quarter of 2016 was $5.9 million, or $0.08 per share, compared to $4.1 million, or $0.06 per share, for the third quarter of 2016 (“linked quarter”). Fourth quarter results include pre-tax expenses of $1.1 million related to the pending merger with First Interstate and $0.9 million for above-target 2016 performance incentive compensation. As adjusted for these items, earnings per share (“EPS”) would have been approximately $0.095 for the quarter.[1]

•
Net interest income was $25.0 million for the current quarter, up $1.2 million, or 19.7% (annualized), from the linked quarter. This was driven primarily by stronger interest income due to organic loan growth[2] which contributed to an improved earnings assets mix.

•	Net interest margin (“NIM”) improved to 3.55% from 3.43% in the linked quarter. The NIM benefited from the improvement in the Company’s earning assets mix.

•	The cost of funds remained stable at 0.08%.

•	Non-interest income increased to $8.3 million, as compared to $7.9 million in the linked quarter, as a result of higher mortgage origination revenue and gain on disposition of closed branches.

•	Non-interest expense was $23.2 million for the fourth quarter, as compared to $25.2 million for the linked quarter. Both periods included expenses related to merger and acquisition (“M&A”) activities.

•	Income taxes increased with a net tax rate of 41.3% for the fourth quarter mainly due to non-deductible M&A expense items.

•	Gross loan balances at December 31, 2016 were $2.1 billion, up $43.1 million, or 8.3% (annualized), from the linked quarter. Quarter-to-date organic loan growth was 14.4% (annualized).

•
Deposit balances at December 31, 2016 were $2.7 billion, down $0.1 billion from the linked quarter mainly as a result of balance swings of two large customers between the linked quarter and the fourth quarter. Cascade’s operating markets experience seasonal factors that contribute to slower growth during the autumn and winter calendar quarters of the year.

•
The allowance for loan losses (“ALLL”) at the end of the fourth quarter was 1.20% of gross loans compared to 1.23% for the linked quarter. No provision or credit for loan losses was recorded in the fourth quarter, which also included a notable improvement in classified assets.

•
At December 31, 2016, stockholders’ equity increased over the linked quarter to $369.7 million, primarily due to the net income from the current period. Book value per share and tangible book value per share[3] were $4.85 and $3.56, respectively.

•	Return on average assets and return on average tangible assets[4] in the fourth quarter were 0.75% and 0.78%, respectively, compared to 0.53% and 0.54% in the linked quarter, respectively.

1 Adjusted EPS is a non-GAAP measure. See the last page of this release for a reconciliation of adjusted EPS.
2Organic loan growth is a non-GAAP measure defined as total loan growth less acquired loans during the period. See the last page of this release for a reconciliation of organic loan growth.
3 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See the last page of this release for a reconciliation of tangible book value per common share.
4 Return on average tangible assets is a non-GAAP measure defined as net income divided by average total assets, less the sum of average CDI and goodwill. See the last page of this release for a reconciliation of return on average tangible assets.

Full Year 2016 Financial Highlights

•
Net income for the year ended December 31, 2016 was $16.8 million, or $0.23 per share, compared to $20.6 million, or $0.29 per share for 2015. 2015 earnings were positively impacted by a $4.0 million credit to the provision for loan losses. 2016 earnings were negatively impacted by a high level of M&A expenses and other transitory items. M&A expense was $4.9 million during 2016 as a consequence of Cascade’s purchase of $469.9 million in deposits and related branch offices from Bank of America and its acquisition of $122.9 million in assets of Prime Pacific Financial Services, Inc. (“PPFS”), as well as due diligence costs incurred related to the First Interstate merger. In addition, 2016 expenses included transitory items of $2.2 million in pre-tax expense for several branch consolidations and $0.8 million in gains on disposition of decommissioned properties.

•
Net interest income was $93.1 million for 2016, up $14.6 million, or 18.6%, from 2015 due to increased earning assets related to Cascade’s 2016 acquisitions in addition to double digit organic loan growth.

•	Non-interest income improved year-over-year by $4.5 million, or 17.9%, largely due to higher service and interchange related revenues arising from its 2016 customer growth.

•	Non-interest expense was $95.2 million for 2016, up $20.8 million from 2015 due to M&A expenses and ongoing growth-related expense increases.

•	Gross loans increased $416.1 million in 2016, or 24.7% year-over-year. Organic loan growth for 2016 was $253.0 million, or 17.8% year-over-year.

•	Total deposits increased $578.7 million, or 27.8%, year-over-year as a result of both organic and acquisition-related growth.

•	Year-over-year return on average assets and return on average tangible assets were 0.57% and 0.59%, respectively, compared to 0.84% and 0.87% for 2015, respectively.

“I am very pleased with the financial progress and momentum evident in our fourth quarter results, including higher revenue and net income driven by sustained strong organic loan growth,” said Terry Zink, President and Chief Executive Officer of Cascade Bancorp.  “These results put an exclamation point on Cascades’ turn-around since the great recession, a long journey that has culminated with our recently announced merger with First Interstate Bank.  This merger was made possible in part by the unwavering support of our customers and employees as we have grown Cascade into a premier Pacific Northwest community bank over the last four decades.”

Mr. Zink continued, “The similarities between First Interstate and Cascade are many. First Interstate was founded by the Scott family nearly 50 years ago and has a long history of supporting local economic development for the benefit of customers and businesses and for bankers whose efforts earn customer loyalty, day in and day out.  As such, we expect First Interstate to retain the many familiar and talented Cascade bankers that have supported and served our customers over the years.”

Chip Reeves, Bank of the Cascades President, commented “Financially, our continued strong organic loan growth led to an improved earning asset mix that enabled revenue to accelerate at a double-digit pace for the fourth quarter.   For the year, organic loan growth accelerated to a 17.8% growth rate with strong productivity from our banking team and volume from our geographic expansion.  Importantly, our new business pipeline continues to be solid as we enter 2017.”

Gregory Newton, Chief Financial Officer of Cascade Bancorp, said, “We are pleased to see our improving earning asset mix translate into a stronger net interest margin.   Over the past few years, we have increased the portion of our earning assets that are sensitive to changes in short term market interest rates.  Therefore, 2017 revenue should benefit from the Federal Reserve’s decision to increase the Fed Funds target rate by 25 basis points in December.   Additionally, Cascade’s earning assets continue to be funded by stable, low cost deposits of which over 50% are in checking account balances.  Lastly, our loan credit quality metrics remain solid, including an improved level of classified assets due mainly to a $6 million payoff of a sub-standard Shared National Credit.”

Financial Review

Prime Pacific Financial Services, Inc. Acquisition Update:

Cascade completed its acquisition of PPFS on August 1, 2016, with customer system conversion accomplished during the fourth quarter of 2016. The financial statements and results of operations for the year ended December 31, 2016 are affected by purchase accounting related to this acquisition, including charges and fair value adjustments recorded in connection with the transaction. Total acquired loans and deposits were approximately $102.8 million and $101.5 million, respectively.

Bank of America Branch Acquisition Update:

The financial statements and results of operations as of December 31, 2016 are inclusive of deposit liabilities assumed in connection with the acquisition of 15 Bank of America branches. The transaction closed on March 4, 2016, with the assumption of approximately $469.9 million in Oregon and Washington deposits of which approximately 92.1% have been retained at December 31, 2016. Approximately 93.6% of the acquired core deposits, which excludes certificate of deposit (“CD”) runoff, have been retained at December 31, 2016.

The PPFS acquisition and the Bank of America branch acquisition are referred to in this release collectively as the “2016 acquisitions.”

Balance Sheet:

At December 31, 2016 as compared to September 30, 2016 and December 31, 2015

Total assets at December 31, 2016 were $3.1 billion compared to $3.2 billion as of September 30, 2016 and $2.5 billion as of December 31, 2015. The decrease from the linked quarter was primarily due to lower cash balances associated with a decrease in deposits. The increase over the prior year primarily related to organic loan growth and included the assets assumed in the 2016 acquisitions.

Cash equivalents at December 31, 2016 were $72.6 million, compared to $152.4 million and $77.8 million as of September 30, 2016 and December 31, 2015, respectively. Cash equivalents increased in mid-2016 due primarily to deposits assumed in the Bank of America branch acquisition, and subsequently reduced as cash was deployed into other earning asset categories.

Investment securities classified as available-for-sale and held-to-maturity totaled $635.4 million at December 31, 2016 as compared to $664.6 million at September 30, 2016 and $449.7 million at December 31, 2015. The increase over the prior year was attributable to the deployment of excess cash assumed in the 2016 acquisitions.

Gross loans at December 31, 2016 were $2.1 billion, up $43.1 million from the linked quarter and $416.1 million year-over-year. Organic loan growth was 14.4% (annualized) for the fourth quarter and 17.8% for the year. Fourth quarter loan growth was centered in our commercial real estate, construction and commercial and industrial portfolios. Year-over-year organic loan growth was achieved across all segments and regions of the Bank’s footprint.

2016 organic loan growth was augmented by the deployment of deposits acquired in the 2016 acquisitions into certain fixed and floating rate securities as well as whole loan adjustable-rate mortgage (“ARM”) purchases. Wholesale loan portfolios are designed to diversify the Company’s overall loan portfolio by geography, industry and loan type. To that end, the purchased ARM portfolio totaled $187.1 million at December 31, 2016 compared to $206.3 million at September 30, 2016 and $100.1 million at December 31, 2015. The wholesale shared national credit (“SNC”) portfolio totaled $140.2 million at December 31, 2016 compared to $136.4 million at September 30, 2016 and $168.4 million at December 31, 2015, with the decrease from prior year due to continued payoffs.

The Bank’s credit quality remained strong in the fourth quarter. The ALLL at December 31, 2016 was steady at $25.3 million as compared to December 31, 2015 with net recoveries of $0.1 million during the fourth quarter. See additional discussion in “Asset Quality” below.

Total deposits as of December 31, 2016 increased to $2.7 billion from $2.1 billion as of December 31, 2015, primarily due to the 2016 acquisitions. Total deposits were down $0.1 billion, or 3.0%, from the linked quarter. Core deposit retention rates are at 93.6% for the Bank of America branch acquisition and 92.5% for the PPFS acquisition, both excluding the effect of CD runoff. Aggregate non-interest bearing deposits were $916.2 million at December 31, 2016, or 34.4% of total deposits. Combined with interest checking balances, total checking balances were 55.3% of total deposits. Money market and saving accounts were 36.4% of total deposits while CDs were 8.3% of total deposits.

The overall cost of funds for the fourth quarter of 2016 was 0.08%, including the cost of deposits from the 2016 acquisitions.

Total stockholders’ equity at December 31, 2016 was $369.7 million compared to $367.0 million at September 30, 2016 and $336.8 million at December 31, 2015. Tangible common stockholders’ equity5 was $271.5 million, or $3.56 per share, at December 31, 2016, as compared to $269.5 million, or $3.53 per share, at September 30, 2016 and $251.3 million, or $3.45 per share, at December 31, 2015. The ratios of common stockholders’ equity to total assets and tangible common stockholders’ equity to total assets6 were 12.01% and 8.82% at December 31, 2016, respectively, 11.56% and 8.49% at September 30, 2016, respectively, and

5 Tangible stockholders’ equity is a non-GAAP measure defined as total stockholders’ equity, less the sum of CDI and goodwill. See the last page of this release for a reconciliation of tangible stockholders’ equity.
6 Tangible common stockholders’ equity to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of CDI and goodwill, divided by total assets. See the last page of this release for a reconciliation of tangible common stockholders’ equity to total assets.

13.65% and 10.18% at December 31, 2015, respectively. The changes in these capital measures are primarily a result of the increased net income for the periods, as well as the purchase accounting entries and the fair value of Cascade common stock issued in the PPFS acquisition, less transitory costs related to the 2016 acquisitions.

Income Statement:

Quarter ended December 31, 2016 as compared to the quarters ended September 30, 2016 and December 31, 2015

Net income for the fourth quarter of 2016 was $5.9 million, or $0.08 per share, compared to $4.1 million, or $0.06 per share, for the linked quarter and $5.6 million, or $0.08 per share, for the fourth quarter of 2015. Fourth quarter 2016 earnings were negatively impacted by transitory expenses of $1.1 million attributable to the First Interstate merger as well as $0.9 million in increased salary costs due to above-target incentive payouts. The linked quarter included transitory expenses of $2.6 million (pre-tax), or $0.02 per share (post tax), mainly related to the PPFS acquisition and certain branch consolidation costs.

Net interest income was $25.0 million for the fourth quarter of 2016, up $1.2 million, or 5.0%, compared to $23.8 million for the linked quarter and $19.8 million for the fourth quarter of 2015. Stronger interest revenue is due to higher average earning assets from both organic loan growth and the PPFS acquisition and was also supported by higher net discount accretion, including the effect of slower premium amortization. Net interest income from investments was higher compared to prior periods due to the deployment of cash received from the Bank of America branch acquisition into securities.

NIM was 3.55% for the fourth quarter of 2016, an improvement over the 3.43% NIM achieved in the linked quarter and compared to 3.52% for the quarter ended December 31, 2015. The NIM for the current period has rebounded above the year ago level, mainly attributable to an improved earning asset mix of organic and wholesale loans and securities that arose from M&A activities.

Non-interest income for the fourth quarter of 2016 totaled $8.3 million, compared to $7.9 million in the linked quarter and $5.8 million in the fourth quarter of 2015. Recent quarterly improvement in non-interest revenue was mainly due to higher customer transaction volumes arising from the 2016 acquisitions. Mortgage and SBA revenues were stronger in the fourth quarter, and other income included a $0.5 million gain on sales of decommissioned bank properties.

Non-interest expense in the fourth quarter of 2016 was $23.2 million compared to $25.2 million in the linked quarter and $18.1 million in the fourth quarter of 2015. The increase over the fourth quarter of 2015 was primarily attributable to factors described above, which impacted expense levels in human resources and professional services, among other categories, and included investment banker fees, legal and accounting support. HR expense also included higher sales incentives related to strong production activity and above target 2016 performance bonus accruals. The decrease from the linked quarter was primarily attributable to third quarter transitory expenses of $2.6 million mainly related to the PPFS acquisition and certain branch consolidation costs.

There was no provision for loan loss in the fourth quarter of 2016 or the linked quarter. The fourth quarter of 2015 included a credit to the provision of $2.0 million.

The income tax provision for the fourth quarter of 2016 was $4.2 million, representing a 41.3% effective tax rate for the period.

Year ended December 31, 2016 compared to December 31, 2015

Net income for the year ended December 31, 2016 was $16.8 million, or $0.23 per share, compared to $20.6 million, or $0.29 per share, for the comparable 2015 period. The change in income was largely due to higher revenue arising from the 2016 acquisitions offset by transitory costs and increased expense run rates related to these acquisitions. Year-over-year return on average assets and return on average tangible assets were 0.57% and 0.59%, respectively, compared to 0.84% and 0.87% for 2015, respectively.

Net interest income for the year ended December 31, 2016 was $93.1 million, an increase of 18.6% compared to $78.5 million for the year ended December 31, 2015 (the “year ago period”). This improvement was primarily due to net revenues arising from higher earning assets arising from its organic and acquisition growth. 2016 also included $1.5 million from interest on called securities in the first quarter of the year.

Non-interest income for the year ended December 31, 2016 was $29.4 million, up from $25.0 million during the year ago period. Year-over-year changes include higher revenues on transaction volumes related to services fees and card activity mainly related to an increase in the Bank’s customer base as a result of the 2016 acquisitions. Mortgage revenue was up $0.8 million year-over-year, while swap and other income declined slightly as compared to the year ago period. The year-ago period included a contractual arrangement for future revenue-sharing of merchant services totaling $0.6 million.

Non-interest expense in the year ended December 31, 2016 was $95.2 million compared to $74.4 million in the year ago period. The increase mainly related to M&A items, such as legal and professional fees, as well as staffing costs associated with higher customer transaction volumes and the expanded branch network.

Income tax expense in the year ended December 31, 2016 was $10.6 million as compared to $12.5 million in the year ago period.

Asset Quality

For the quarter ended December 31, 2016, net recoveries were approximately $0.1 million and the reserve for loan losses was $25.3 million, compared to $25.2 million for the linked quarter and $24.4 million a year ago. The ratio of loan loss reserve to total loans was 1.20% at December 31, 2016 compared to 1.23% at September 30, 2016 and 1.45% at December 31, 2015. The lower ratio is related to an increase in total loan balances.

Non-performing assets (“NPAs”) as a percentage of total assets was 0.50% at December 31, 2016, as compared to 0.46% at September 30, 2016 and 0.34% at December 31, 2015. The increase in NPAs during 2016 was due to an energy sector related SNC credit described below. At December 31, 2016, delinquent loans were 0.20% of the loan portfolio compared to 0.21% at September 30, 2016 and 0.24% at December 31, 2015.

Year-to-date net recoveries included a $3.3 million recovery during the first quarter of 2016 on a previously charged off loan. This recovery was partially offset by a $2.7 million charge off in the third quarter of 2016 related to downgrades in the SNC portfolio with exposure to the oil and mining sector. The Company’s aggregate mining and energy exposure was reduced to less than 1.0% of total loans at year end 2016 with the $6.2 million payoff of a mining sector SNC that was a substandard rated credit.

Conference Call

As previously announced, a conference call and webcast discussing the fourth quarter 2016 results will be held today, January 25, 2016 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Stockholders, analysts and other interested parties are invited to join the webcast by registering at http://public.viavid.com/index.php?id=122419 or the live conference call by dialing (877) 407-4018 prior to 2:00 p.m. Pacific Time.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operates in the Pacific Northwest. Founded in 1977, Bank of the Cascades offers full-service community banking through 50 branches in Oregon, Idaho and Washington. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and stockholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

CONTACT:
Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3527
Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526
Charles Reeves, President and Chief Operating Officer, Bank of the Cascades (541) 617-3557

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically adjusted earnings per share, return on average tangible assets, return on average tangible stockholders’ equity, organic loan growth, tangible book value per common share, tangible common stockholders’ equity ratio to total assets and tangible stockholders’ equity, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its stockholders. Management believes presentation of these non-GAAP financial measures provides useful supplemental information to our investors and others that contributes to a proper understanding of the financial results and capital levels of the Company. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions, the benefits of the First Interstate merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. When used in this report, the word “expects,” “believes,” “anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue,” “indicate” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties and could cause actual results to differ materially from those projected and/or adversely affect our results of operations and financial condition.  Such factors include: the possibility that the First Interstate merger does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received, satisfied or waived on a timely basis or at all; the risk that the required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that cause the parties to abandon the merger; the timing to consummate the merger; the risk that the benefits and cost synergies from the merger may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which First Interstate and Cascade operate; the ability to promptly and effectively integrate the businesses of First Interstate and Cascade; disruption from the merger making it more difficult to maintain relationships with customers, vendors and employees; the reaction of the companies’ customers, employees and counterparties to the transaction; the diversion of management time on merger-related issues; local and national economic conditions; housing/real estate market prices; employment and wages rates; as well as historically low interest rates and/or the rate of change in such rates.   Such factors, depending on severity, could adversely affect credit quality, collateral values, including real estate collateral and OREO (other real estate owned) properties, investment values, liquidity, the pace of loan growth and /or originations, the adequacy of reserves for loan losses including the trend and amount of loan charge offs and delinquency rates. These factors may be exacerbated by our concentration of operations in the States of Oregon, Idaho and Washington generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho and greater Seattle, Washington areas, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s reports filed with or furnished to the Securities and Exchange Commission (the “SEC”); the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and our financial condition. Such forward-looking statements also include, but are not limited to, statements about the completion and anticipated results of the First Interstate merger, statements about our strategy to expand our loan portfolio to markets outside our branch network, including Portland, Oregon and Seattle, Washington, and our ability to execute our business plan, both of which could be affected by our ability to obtain regulatory approval for any expansionary activities. Additional risks and uncertainties are identified and discussed in Cascade Bancorp’s reports filed with or furnished to the SEC and available at the SEC’s website at www.sec.gov. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ materially from our expectations. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to update or publish revised forward-looking statements to reflect the impact of events or circumstances that may arise after the date hereof, except as required by applicable law. Readers should carefully review all disclosures filed or furnished by Cascade Bancorp from time to time with the SEC.

Information contained herein, other than information at December 31, 2015, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2015, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

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CASCADE BANCORP
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)
	December 31, 2016	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents:
Cash and due from banks	$52,561	$54,890	$46,354
Interest bearing deposits	19,743	97,197	31,178
Federal funds sold	273	273	273
Total cash and cash equivalents	72,577	152,360	77,805
Investment securities available-for-sale	494,819	523,275	310,262
Investment securities held-to-maturity	140,557	141,326	139,424
Federal Home Loan Bank (FHLB) stock	3,268	3,270	3,000
Loans held for sale	8,651	9,478	3,621
Loans, net	2,077,358	2,034,353	1,662,095
Premises and equipment, net	48,658	50,221	42,031
Bank-owned life insurance	56,957	56,708	54,450
Other real estate owned, net	1,677	1,677	3,274
Deferred tax asset, net	45,172	46,211	50,673
Core deposit intangible	12,317	12,691	6,863
Goodwill	85,852	84,775	78,610
Other assets	31,195	58,476	35,921
Total assets	$3,079,058	$3,174,821	$2,468,029
LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$916,197	$946,318	$727,730
Interest bearing demand	1,327,975	1,371,955	1,044,134
Savings	197,279	192,780	135,527
Time	220,362	234,028	175,697
Total deposits	2,661,813	2,745,081	2,083,088
Other liabilities	47,593	62,744	48,167
Total liabilities	2,709,406	2,807,825	2,131,255

Stockholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, no par value; 100,000,000 shares authorized	471,719	470,938	452,925
Accumulated deficit	(101,002)	(106,918)	(117,772)
Accumulated other comprehensive income	(1,065)	2,976	1,621
Total stockholders’ equity	369,652	366,996	336,774
Total liabilities and stockholders’ equity	$3,079,058	$3,174,821	$2,468,029

CASCADE BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands) (Unaudited)	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Interest income:
Interest and fees on loans	$21,525	$20,622	$17,215	$79,104	$68,484
Interest on investments	3,880	3,514	2,904	15,441	11,687
Other investment income	86	217	98	732	216
Total interest income	25,491	24,353	20,217	95,277	80,387

Interest expense:
Deposits:
Interest bearing demand	502	494	368	1,867	1,333
Savings	17	21	10	62	40
Time	1	54	51	192	493
Other borrowings	7	—	—	33	6
Total interest expense	527	569	429	2,154	1,872

Net interest income	24,964	23,784	19,788	93,123	78,515
Loan loss provision (recovery)	—	—	(2,000)	—	(4,000)
Net interest income after loan loss provision	24,964	23,784	21,788	93,123	82,515

Non-interest income:
Service charges on deposit accounts	1,691	1,786	1,285	6,578	5,121
Card issuer and merchant services fees, net	2,544	2,643	1,716	9,722	7,052
Earnings on BOLI	249	434	265	1,190	1,001
Mortgage banking income, net	1,145	857	528	3,396	2,617
Swap fee income	638	713	638	2,483	2,533
SBA gain on sales and fee income	531	428	234	1,519	1,294
Gain (loss) on sales of investments	—	—	(28)	—	475
ATM income	455	523	217	1,712	876
Other income	1,026	556	917	2,846	4,004
Total non-interest income	8,279	7,940	5,772	29,446	24,973

Non-interest expense:
Salaries and employee benefits	13,079	13,217	10,711	52,414	43,744
Occupancy	1,547	2,546	1,294	8,420	5,200
Information technology	1,299	1,558	946	5,436	3,675
Equipment	650	864	397	2,272	1,539
Communications	589	615	545	2,497	2,130
FDIC insurance	553	514	275	1,899	1,321
OREO	35	43	57	171	68
Professional services	2,042	1,682	1,367	6,382	5,327
Card issuer	1,089	1,003	637	4,045	2,836
Insurance	162	186	149	681	732
CDI amortization	374	371	205	1,316	820
Other expenses	1,738	2,621	1,532	9,697	7,004
Total non-interest expense	23,157	25,220	18,115	95,230	74,396

Income before income taxes	10,086	6,504	9,445	27,339	33,092
Income tax provision	(4,168)	(2,415)	(3,878)	(10,568)	(12,513)
Net income	$5,918	$4,089	$5,567	$16,771	$20,579

CASCADE BANCORP
NET INTEREST MARGIN
(In thousands) (Unaudited)
	Three Months Ended December 31,
	2016			2015
	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets
Investment securities	$655,866	$3,880	2.35%	$439,277	$2,904	2.62%
Interest bearing balances due from other banks	57,036	86	0.60%	133,482	98	0.29%
Federal funds sold	273	—	—%	273	—	—%
Federal Home Loan Bank stock	3,375	—	—%	3,004	—	—%
Loans	2,079,122	21,525	4.12%	1,654,528	17,215	4.13%
Total earning assets/interest income	2,795,672	25,491	3.63%	2,230,564	20,217	3.60%
Reserve for loan losses	(25,272)			(26,428)
Cash and due from banks	57,235			43,840
Premises and equipment, net	50,064			42,119
Bank-owned life insurance	56,814			54,292
Deferred tax asset	44,777			52,930
Goodwill	84,873			78,610
Core deposit intangible	12,454			6,935
Accrued interest and other assets	49,526			42,846
Total assets	$3,126,143			$2,525,708

Liabilities and Stockholders’ Equity
Interest bearing demand deposits	$1,329,067	502	0.15%	$1,071,760	368	0.14%
Savings deposits	194,519	17	0.03%	135,622	10	0.03%
Time deposits	224,874	1	—%	183,218	51	0.11%
Other borrowings	3,500	7	0.80%	1	—	—%
Total interest bearing liabilities/interest expense	1,751,960	527	0.12%	1,390,601	429	0.12%
Demand deposits	945,824			748,254
Other liabilities	57,130			52,381
Total liabilities	2,754,914			2,191,236
Stockholders’ equity	371,229			334,472
Total liabilities and stockholders’ equity	$3,126,143			$2,525,708
Net interest income		$24,964			$19,788

Net interest spread			3.51%			3.47%

Net interest income to earning assets			3.55%			3.52%

CASCADE BANCORP
NET INTEREST MARGIN
(In thousands) (Unaudited)
	Year Ended December 31,
	2016			2015
	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets
Investment securities	$593,376	$15,441	2.60%	$454,258	$11,687	2.57%
Interest bearing balances due from other banks	133,169	732	0.55%	80,096	216	0.27%
Federal funds sold	289	—	—%	273	—	—%
Federal Home Loan Bank stock	3,407	—	—%	12,315	—	—%
Loans	1,902,985	79,104	4.16%	1,594,082	68,484	4.30%
Total earning assets/interest income	2,633,226	95,277	3.62%	2,141,024	80,387	3.75%
Reserve for loan losses	(25,380)			(24,640)
Cash and due from banks	54,195			43,214
Premises and equipment, net	46,442			42,796
Bank-owned life insurance	55,559			53,920
Deferred tax asset	47,483			58,937
Goodwill	82,549			78,940
Core deposit intangible	11,213			7,240
Accrued interest and other assets	52,271			38,043
Total assets	$2,957,558			$2,439,474

Liabilities and Stockholders’ Equity
Interest bearing demand deposits	$1,284,281	1,867	0.15%	$1,027,228	1,333	0.13%
Savings deposits	174,334	62	0.04%	133,440	40	0.03%
Time deposits	213,259	192	0.09%	202,293	493	0.24%
Other borrowings	8,256	33	0.40%	1,685	6	0.36%
Total interest bearing liabilities/interest expense	1,680,130	2,154	0.13%	1,364,646	1,872	0.14%
Demand deposits	868,437			700,838
Other liabilities	55,932			47,433
Total liabilities	2,604,499			2,112,917
Stockholders’ equity	353,059			326,557
Total liabilities and stockholders’ equity	$2,957,558			$2,439,474
Net interest income		$93,123			$78,515

Net interest spread			3.49%			3.62%

Net interest income to earning assets			3.54%			3.67%

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION
(In thousands, except per share data) (Unaudited)
	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Share Data
Basic net income per common share	$0.08	$0.06	$0.08	$0.23	$0.29
Diluted net income per common share	$0.08	$0.06	$0.08	$0.23	$0.29
Book value per basic common share	$4.85	$4.81	$4.63	$4.85	$4.63
Tangible book value per common share[1]	$3.56	$3.53	$3.45	$3.56	$3.45
Basic average shares outstanding	75,055	74,002	71,882	71,895	71,789
Fully diluted average shares outstanding	75,918	74,169	72,473	72,159	71,969
Balance Sheet Detail
Gross loans	$2,102,648	$2,059,591	$1,686,573	$2,102,648	$1,686,573
Wholesale loans	$327,286	$342,698	$268,417	$327,286	$268,417
Total organic loans	$1,671,109	$1,612,640	$1,418,156	$1,671,109	$1,418,156
Total deposits	$2,661,813	$2,745,081	$2,083,088	$2,661,813	$2,083,088
Non-interest bearing	$916,197	$946,318	$727,730	$916,197	$727,730
Total checking balances	$1,471,068	$1,552,272	$1,183,274	$1,471,068	$1,183,274
Money market	$773,104	$766,001	$588,590	$773,104	$588,590
Time	$220,362	$234,028	$175,697	$220,362	$175,697
Key Ratios
Return on average stockholders’ equity	6.34%	4.53%	6.60%	4.75%	6.30%
Return on average tangible stockholders’ equity[2]	8.60%	6.20%	8.87%	6.47%	8.56%
Return on average assets	0.75%	0.53%	0.87%	0.57%	0.84%
Return on average tangible assets[3]	0.78%	0.54%	0.91%	0.59%	0.87%
Common stockholders’ equity ratio	12.01%	11.56%	13.65%	12.01%	13.65%
Tangible common stockholders’ equity ratio[4]	8.82%	8.49%	10.18%	8.82%	10.18%
Net interest spread	3.51%	3.39%	3.47%	3.49%	3.62%
Net interest margin	3.55%	3.43%	3.52%	3.54%	3.67%
Total revenue (net int. inc. + non int. inc.)	$33,243	$31,724	$25,562	$122,569	$103,488
Efficiency ratio[5]	69.66%	79.50%	70.87%	77.70%	71.89%
Loan to deposit ratio	78.04%	74.11%	79.79%	78.04%	79.79%
Credit Quality Ratios
Reserve for loan losses	$25,290	$25,238	$24,415	$25,290	$24,415
Reserve for loan losses to ending gross loans	1.20%	1.23%	1.45%	1.20%	1.45%
Reserve for credit losses	$25,730	$25,678	$24,855	$25,730	$24,855
Reserve for credit losses to ending gross loans	1.22%	1.25%	1.47%	1.22%	1.47%
Non-performing assets (“NPAs”)	$15,388	$14,456	$8,396	$15,388	$8,396
NPAs to total assets	0.50%	0.46%	0.34%	0.50%	0.34%
Delinquent >30 days to total loans (excl. NPAs)	0.20%	0.21%	0.24%	0.20%	0.24%
Net (recoveries) charge-offs	$(51)	$(572)	$208	$(874)	$(6,362)
Net loan (recoveries) charge-offs to average total loans	—%	(0.03)%	0.01%	(0.05)%	0.40%
1 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See below for reconciliation of tangible book value per common share.
2 Return on average tangible stockholders’ equity is a non-GAAP measure defined as net income divided by average total stockholders’ equity, less the sum of average CDI and goodwill. See below for a reconciliation of return on average tangible stockholders’ equity.
3 Return on average tangible assets is a non-GAAP measure defined as net income divided by average total assets, less the sum of average CDI and goodwill. See below for a reconciliation of return on average tangible assets.
4 Tangible common stockholders’ equity ratio is a non-GAAP measure defined as total stockholders’ equity, less the sum of CDI and goodwill, divided by total assets. See below for a reconciliation of tangible common stockholders’ equity ratio.
5 The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Other companies may define and calculate this data differently.

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION (continued)
(In thousands, except per share data) (Unaudited)

	December 31, 2016	September 30, 2016	December 31, 2015
Bank Capital Ratios	Estimate
Tier 1 capital leverage ratio	8.44%	8.25%	9.25%
Common equity Tier 1 ratio	10.32%	10.21%	11.35%
Tier 1 risk-based capital ratio	10.32%	10.21%	11.35%
Total risk-based capital ratio	11.36%	11.28%	12.60%
Bancorp Capital Ratios
Tier 1 capital leverage ratio	8.60%	8.37%	9.40%
Common equity Tier 1 ratio	10.53%	10.37%	11.53%
Tier 1 risk-based capital ratio	10.53%	10.37%	11.53%
Total risk-based capital ratio	11.58%	11.44%	12.79%

Reconciliation of Non-GAAP Measures (unaudited):
Reconciliation of period end stockholders’ equity to period end tangible stockholders’ equity:	December 31, 2016	September 30, 2016	December 31, 2015
Total stockholders’ equity	$369,652	$366,996	$336,774
Core deposit intangible	12,317	12,691	6,863
Goodwill	85,852	84,775	78,610
Tangible stockholders’ equity	$271,483	$269,530	$251,301

Reconciliation of period end common stockholders’ equity ratio to period end tangible common stockholders’ equity ratio:	December 31, 2016	September 30, 2016	December 31, 2015
Total stockholders’ equity	$369,652	$366,996	$336,774
Total assets	$3,079,058	$3,174,821	$2,468,029
Common stockholders’ equity ratio	12.01%	11.56%	13.65%
Tangible stockholders’ equity	$271,483	$269,530	$251,301
Total assets	$3,079,058	$3,174,821	$2,468,029
Tangible common stockholders’ equity ratio	8.82%	8.49%	10.18%

Reconciliation of period end total stockholders’ equity to period end tangible book value per common share:	December 31, 2016	September 30, 2016	December 31, 2015
Total stockholders’ equity	$369,652	$366,996	$336,774
Core deposit intangible	12,317	12,691	6,863
Goodwill	85,852	84,775	78,610
Tangible stockholders equity	$271,483	$269,530	$251,301
Common shares outstanding	76,262,184	76,263,275	72,792,570
Tangible book value per common share	$3.56	$3.53	$3.45

	Three Months Ended			Year Ended
Reconciliation of return on average tangible stockholders’ equity:	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Average stockholders’ equity	$371,229	$358,917	$334,472	$353,059	$326,557
Average core deposit intangible	12,454	12,702	6,935	11,213	7,240
Average goodwill	84,873	84,035	78,610	82,549	78,940
Average tangible stockholders’ equity	$273,902	$262,180	$248,927	$259,297	$240,377
Net income	5,918	4,089	5,567	16,771	20,579
Return on average tangible stockholders’ equity (annualized)	8.60%	6.20%	8.87%	6.47%	8.56%

	Three Months Ended			Year Ended
Reconciliation of return on average tangible assets:	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Average total assets	$3,126,143	$3,093,503	$2,525,708	$2,957,558	$2,439,474
Average core deposit intangible	12,454	12,702	6,935	11,213	7,240
Average goodwill	84,873	84,035	78,610	82,549	78,940
Average tangible assets	$3,028,816	$2,996,766	$2,440,163	$2,863,796	$2,353,294
Net income	5,918	4,089	5,567	16,771	20,579
Return on average tangible assets (annualized)	0.78%	0.54%	0.91%	0.59%	0.87%

Reconciliation of year-over-year total loan growth to organic loan growth (from December 31, 2015):	Year over year December 31, 2016
Total loan growth	$416,075
Acquired loan growth	58,869
Prime loans	104,253
Organic loan growth, excluding PPFS	$252,953

Reconciliation of quarterly total loan growth to organic loan growth (from September 30, 2016):	QTD December 31, 2016
Total loan growth	$43,057
Acquired loan growth	(15,412)
Organic loan growth	$58,469

Reconciliation of adjusted EPS:	QTD December 31, 2016
Q4 2016 EPS	$0.079
EPS impact of First Interstate merger expenses (after tax)	(0.009)
EPS impact of above target performance incentive compensation (after tax)	(0.007)
Adjusted Net income for EPS	$0.095